EQUITRANS MIDSTREAM ANNOUNCES FULL-YEAR and
FOURTH QUARTER 2022 RESULTS
Canonsburg, PA (February 21, 2023) – Equitrans Midstream Corporation (NYSE: ETRN), today, announced financial and operational results for the full-year and fourth quarter 2022. Included in the "Non-GAAP Disclosures" section of this news release are important disclosures regarding the use of non-GAAP supplemental financial measures, including information regarding their most comparable GAAP financial measure.
2022 Highlights:
•Generated $846 million of net cash from operating activities and $380 million of free cash flow
•Recorded 71% of total operating revenue from firm reservation fees
•Initiated a mixed-use water system build out and commenced operations of first above ground water storage facility
•Secured a new booster compression expansion project
•Published our annual Corporate Sustainability Report in accordance with GRI and SASB
•Completed senior notes offering with proceeds used to repay nearest-term maturities
“We continue to pursue multiple paths in order to complete the MVP project. Although federal energy infrastructure permitting reform legislation was not enacted in 2022, we believe there continues to be significant bipartisan support for permitting reform in the new congress," said Thomas F. Karam, Equitrans chairman and chief executive officer. "On the regular way permitting path, we are engaged with the necessary federal agencies and appreciate the tremendous efforts of the staff who have put immense time into their reviews and analyses, especially considering some permits are being reviewed for a second and third time. We believe that the agencies are working to issue authorizations over the next several months, which we believe would position us to safely complete construction of MVP in 2023. However, we must acknowledge that the ultimate hurdle remains legal challenges of the permits before the U.S. Fourth Circuit Court of Appeals. As we've said before, we believe that projects, like MVP, that follow every required process and receive every required permit should prevail."
"In 2022, we remained committed to operating safely and delivering strong results for our stakeholders as we continue to find ways to drive capital efficiency, optimize systems, and control costs," said Diana M. Charletta, Equitrans president and chief operating officer. "During the year we made progress on several in-basin organic projects, including receiving the Final Environmental Impact Statement for our OVCX project and securing an approximately $70 million booster compression project from a producer customer, both of which are targeted for a 2024 in-service. In addition, we made many advancements in our sustainability program during the year, including the voluntary submission of our first CDP Water Security questionnaire, for which we received a score of 'B.' We also completed our TCFD readiness assessment; instituted a new Environmental Justice Policy; and converted high-bleed pneumatics to low-bleed or full-air pneumatics at ten compressor sites in support of our Climate Policy and emission reduction targets. As a follow-on to these efforts, in January 2023, we announced Equitrans’ status as a founding member of the Appalachian Methane Initiative, which is committed to further enhancing methane monitoring throughout the Appalachian Basin and facilitating additional methane emissions reduction in the region."

2022 YEAR-END AND FOURTH QUARTER SUMMARY RESULTS

	Three Months Ended December 31,	Twelve Months Ended December 31,
$ millions (except per share metrics)	2022	2022
Net income (loss) attributable to ETRN common shareholders	$66.0	$(327.9)
Adjusted net income attributable to ETRN common shareholders	$57.6	$200.2
Earnings (loss) per diluted share attributable to ETRN common shareholders	$0.15	$(0.76)
Adjusted earnings per diluted share attributable to ETRN common shareholders	$0.13	$0.46
Net income (loss)	$82.2	$(257.1)
Adjusted EBITDA	$271.3	$1,071.4
Deferred revenue	$84.2	$345.1
Net cash provided by operating activities	$99.2	$845.8
Free cash flow	$136.0	$379.9
Retained free cash flow	$71.1	$120.2
Net income attributable to ETRN common shareholders for the fourth quarter 2022 was impacted by several items, including a $5.1 million unrealized gain on derivative instruments and $8.1 million of operating expense related to the November 2022 Rager Mountain natural gas storage field incident (discussed below). The unrealized gain is reported within other income (expense), net, and relates to the contractual agreement with EQT Corporation (EQT) in which ETRN will receive cash from EQT conditioned on the quarterly average of certain Henry Hub natural gas prices exceeding certain thresholds beginning with the quarter in which the Mountain Valley Pipeline (MVP) is placed in-service through the fourth quarter of 2024. The contract is accounted for as a derivative with the fair value marked-to-market at each quarter-end.
For the full-year 2022, net loss attributable to ETRN common shareholders was impacted by several items, including a $583.1 million impairment of equity method investment related to Mountain Valley Pipeline, LLC (MVP JV) and an associated $69.9 million reduction in income tax benefit primarily due to a valuation allowance placed on the deferred tax assets; a $24.9 million loss on extinguishment of debt primarily related to the purchase in tender offers of approximately $1.0 billion in aggregate principal amount of several tranches of senior notes of EQM Midstream Partners, LP (EQM), a wholly owned subsidiary of ETRN; a $9.6 million unrealized gain on derivative instruments related to the previously described contractual agreement with EQT; a $3.7 million gain on sale of non-core gathering assets; and $8.1 million of operating expense related to the Rager Mountain natural gas storage field incident.
As a result of the gathering agreement entered into with EQT in February 2020, revenue from the contracted minimum volume commitment (MVC) is recognized utilizing an average gathering rate applied over the remaining contract life. The difference between the cash received from the MVC and the revenue recognized results in the deferral of revenue into future periods. Deferred revenue for the fourth quarter 2022 was $84.2 million and for the full-year 2022 was $345.1 million.
Operating revenue for the fourth quarter increased by $108.6 million compared to the same quarter last year, primarily due to approximately $106.1 million of deferred revenue in the fourth quarter of 2021 related to the cumulative impact of a transmission services contract amendment, increased transmission services revenue, higher water services revenue, and partially offset by lower gathered volumes. Operating expenses increased by $18.0 million compared to the fourth quarter 2021, primarily from $8.1 million of expenses, including a regulatory reserve, related to the Rager Mountain natural gas storage field incident and increased operating and maintenance, selling, general and administrative, and depreciation expenses.
Operating revenue for the full year increased by $40.7 million compared to 2021, primarily from the impact of deferred revenue, increased water services revenue, and partially offset by lower gathered volumes. Operating expenses decreased by $61.5 million compared to 2021, primarily driven by a $56.2 million impairment of long-lived assets in 2021 and lower selling, general, and administrative expenses.
QUARTERLY DIVIDEND
For the fourth quarter 2022, ETRN paid a quarterly cash dividend of $0.15 per common share on February 14, 2023, to ETRN common shareholders of record at the close of business on February 6, 2023.
TOTAL CAPITAL EXPENDITURES AND CAPITAL CONTRIBUTIONS

	Three Months Ended December 31,	Twelve Months Ended December 31,
$ millions	2022	2022
MVP	$41	$199
Gathering(1)	$67	$246
Transmission(2)	$13	$37
Water(3)	$17	$67
Total	$138	$549
(1)Excludes $2.7 million and $20.3 million of capital expenditures related to the noncontrolling interest in Eureka Midstream Holdings, LLC (Eureka) for the three and twelve months ended December 31, 2022, respectively.
(2)Includes capital contributions to MVP JV for the MVP Southgate project.
(3)Full-year 2022 includes approximately $10 million to replace certain previously installed water lines that ETRN believes do not meet their prescribed quality standards. ETRN has instituted actions in pursuit of recoupment of such replacement and related costs.
2023 GUIDANCE
Due to the uncertainty around the ultimate MVP path to completion and timing of forward construction and in-service, ETRN has provided full-year 2023 guidance assuming an MVP in-service during the second half of 2023 and provided full-year 2023 guidance assuming the absence of forward MVP construction and completion in 2023. The MVP project in-service timing impacts revenue recognition under certain related gathering and transportation agreements with EQT, including deferred revenue and the Henry Hub cash bonus payment provision. Therefore, ETRN is unable to provide full-year 2023 guidance for net income, adjusted EBITDA, and deferred revenue for the potential outcome in which there is no forward construction and completion of MVP in 2023 since the basis for any potential delay beyond 2023 is not known or reasonably able to be estimated.
Full-Year 2023 Financial Outlook(1)

$ millions	With MVP(2)	Without MVP(3)
Net income	$325 - $405	-
Adjusted EBITDA	$1,060 - $1,140	-
Deferred Revenue	$285	-
Free cash flow	$(220) - $(140)	$270 - $350
Retained free cash flow	$(480) - $(400)	$10 - $90
(1)Full-year 2023 includes an estimate of $8 - $10 million of operating expenses related to the Rager Mountain natural gas storage field incident based on current information. The full-year 2023 guidance does not include estimates of all potential costs and expenses from the incident as some items are not able to be estimated at this time. ETRN is continuing to gather and evaluate information about the incident, including related financial impacts, and will provide further updates as necessary.
(2)Assumes a second half of 2023 MVP in-service. Does not include any of the potential $60 million Henry Hub bonus in 2023, which is dependent on MVP in-service and natural gas prices exceeding certain thresholds. The deferred revenue amounts are subject to the ultimate in-service date of MVP.
(3)Assumes no MVP forward construction and completion in 2023.

Q1 2023 Financial Outlook(1)(2)

$ millions
Net income	$60 - $80
Adjusted EBITDA	$270 - $290
Deferred Revenue	$80
(1)Q1 2023 includes an estimate of $5 million of operating expenses related to the Rager Mountain natural gas storage field incident based on current information. The Q1 2023 guidance does not include estimates of all potential costs and expenses from the incident as some items are not able to be estimated at this time. ETRN is continuing to gather and evaluate information about the incident, including related financial impacts, and will provide further updates as necessary.
(2)Assumes a second half of 2023 MVP in-service. The deferred revenue amounts are subject to the ultimate in-service date of MVP.
Full-Year 2023 Capital Expenditures and Capital Contribution Outlook

$ millions	With MVP(1)	Without MVP(2)
MVP	$610 - $660	$150 - $200
Gathering(3)	$235 - $285	$235 - $285
Transmission(4)	$90 - $100	$90 - $100
Water	$35 - $45	$35 - $45
Total	$970 - $1,090	$510 - $630
(1)Assumes a second half of 2023 MVP in-service.
(2)Assumes no MVP forward construction and completion in 2023.
(3)Excludes approximately $15 million of capital expenditures related to the noncontrolling interest in Eureka.
(4)Full-year 2023 includes an estimate of $5 million of capital expenditures related to the Rager Mountain natural gas storage field incident based on current information. The full-year 2023 guidance does not include estimates of all potential capital expenditures from the incident as some items are not able to be estimated at this time. ETRN is continuing to gather and evaluate information about the incident, including related financial impacts, and will provide further updates as necessary.
BUSINESS AND PROJECT UPDATES
Outstanding Debt and Liquidity
As of December 31, 2022, ETRN reported $6.4 billion of consolidated debt; $240 million of borrowings and $234.9 million of letters of credit outstanding under EQM's revolving credit facility; $295.0 million of borrowings under Eureka's revolving credit facility; and $67.9 million of cash.
Rager Mountain Natural Gas Storage Field Incident
On November 6, 2022, ETRN responded to an incident regarding the venting of natural gas from a storage well at its Rager Mountain natural gas storage field, located in a remote area of Cambria County, Pennsylvania. ETRN engaged a leading specialty well control services company and, in coordination with the Pennsylvania Department of Environmental Protection (PADEP) and Federal Pipeline and Hazardous Materials Safety Administration (PHMSA), successfully halted the venting of gas on November 19, 2022. ETRN has retained a leading firm involved in analyzing storage field incidents to conduct an independent investigation of the incident’s root cause, which is ongoing. Based on the results of testing to estimate the total change in natural gas inventory at the Rager Mountain storage reservoir, ETRN estimates that the Rager Mountain storage inventory was reduced by approximately 1.29 Bcf. However, as part of ongoing post-incident response activities, ETRN continues to evaluate whether and to what extent the inventory was reduced because of venting or whether some was due to potential migration.
Further, ETRN initiated a comprehensive review of all of its storage wells, including wells at the Rager Mountain facility, and this review of storage field asset integrity is ongoing. The PADEP and the PHMSA are investigating the incident and ETRN continues to cooperate in such investigations. In the fourth quarter, ETRN incurred expenses of $8.1 million, which includes a regulatory reserve for potential penalties, and continues to incur costs in 2023 in relation to post-incident response activities. For further information, refer to ETRN’s Annual Report on Form 10-K for the year ended December 31, 2022, to be filed with the SEC.
Exercise of Cash Option
Pursuant to the 2020 gathering agreement with EQT, on July 8, 2022, EQT elected to forgo aggregate potential gathering rate relief of up to approximately $235 million in the 24 months following MVP's in-service in exchange for a cash payment of approximately $196 million. The cash payment represented final consideration for approximately 20.5 million ETRN common shares that were purchased from EQT and retired in the first quarter of 2020. ETRN made the $196 million cash payment to EQT on October 4, 2022.
Ohio Valley Connector Expansion Project
On January 20, 2023, the Federal Energy Regulatory Commission (FERC) issued the Final Environmental Impact Statement for the Ohio Valley Connector Expansion Project (OVCX). OVCX will increase deliverability on ETRN's Ohio Valley Connector pipeline by approximately 350 MMcf per day and is designed to meet growing demand in key markets in the mid-continent and Gulf Coast through existing interconnects with long-haul pipelines in Clarington, OH. ETRN expects to receive all necessary approvals in the first half of 2023 and accordingly ETRN is targeting the incremental capacity to be in-service during the first half of 2024. ETRN expects to invest approximately $160 million in the project, which is primarily supported by a long-term firm capacity commitment of 330 MMcf per day.
Mountain Valley Pipeline
MVP JV remains engaged in the permitting process with the relevant federal agencies regarding the outstanding permits required to complete the project. ETRN believes that the agencies are working to issue such authorizations over the next several months and to produce authorizations, for the third time in certain cases, that address points raised by the U.S. Fourth Circuit Court of Appeals and exceed legal and regulatory standards. Based on the expected permitting timeline, ETRN believes the remaining construction activity could be completed to achieve a second half of 2023 in-service at a total project cost of approximately $6.6 billion, however, there remains significant uncertainty around current and potential litigation at the Fourth Circuit. In addition to pursuing the regular way permitting path, ETRN continues to support potential enactment of federal energy infrastructure permitting reform legislation that specifically requires the completion of the MVP project. ETRN believes that there remains bipartisan support and prospects for such legislation. ETRN believes that the MVP JV will complete the four to five months of remaining construction activity as promptly as practicable once authorized and fully mobilized and that the total project cost would be approximately $6.6 billion if MVP's completion is achieved in 2023. Through December 31, 2022, ETRN has funded approximately $2.7 billion and, if the MVP project were to be completed in 2023 at a total project cost of $6.6 billion, ETRN expects to fund a total of approximately $3.4 billion and to have an approximate 48.1% ownership interest in MVP. ETRN will operate the pipeline.
MVP Southgate
The MVP JV continues to evaluate the MVP Southgate project and is focused on its ongoing discussions and negotiations with the shipper and other prospective customers regarding refining the project's design, scope and/or timing in lieu of pursuing the project as originally contemplated. ETRN has a 47.2% ownership interest in MVP Southgate and is expected to operate the pipeline.
Water Services
During 2022, ETRN began the buildout of its mixed-use water system and, in August 2022, ETRN placed into service its initial above ground water storage facility, which has a capacity of approximately 150,000 barrels. ETRN expects to place the second above ground water storage facility, which will have a capacity of approximately 200,000 barrels, into service in the first half of 2023. The mixed-use water system is expected to be substantially completed in 2023.
In the fourth quarter, water operating income was $11.1 million and water EBITDA was $16.6 million. For the full year 2022, water operating income was $14.6 million and water EBITDA was $34.6 million. For 2023, ETRN expects water EBITDA of approximately $40 - $45 million.
2022 Year-End Earnings Conference Call Information
ETRN will host a conference call with security analysts today, February 21, 2023, at 10:30 a.m. (ET) to discuss year-end 2022 financial results, operating results, and other business matters.
Call Access: An audio live stream of the call will be available on the internet, and participants are encouraged to pre-register online, in advance of the call. A link to the audio live stream will be available on the Investors page of ETRN’s website the day of the call.

Security Analysts :: Dial-In Participation
To participate in the Q&A session, security analysts may access the call in the U.S. toll free at (888) 330-3573; and internationally at (646) 960-0677. The ETRN conference ID is 6625542.
All Other Participants :: Webcast Registration
Please Note: For optimal audio quality, the webcast is best supported through Google Chrome and Mozilla Firefox browsers.
Call Replay: For 14 days following the call, an audio replay will be available at (800) 770-2030 or (647) 362-9199. The ETRN conference ID: 6625542.
ETRN management speaks to investors from time-to-time and the presentation for these discussions, which is updated periodically, is available via www.equitransmidstream.com.

NON-GAAP DISCLOSURES
Adjusted Net Income (Loss) Attributable to ETRN Common Shareholders and Adjusted Earnings (Loss) per Diluted Share Attributable to ETRN Common Shareholders
Adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders are non-GAAP supplemental financial measures that management and external users of ETRN’s consolidated financial statements, such as investors, may use to make period-to-period comparisons of earnings trends. Management believes that adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders as presented provide useful information for investors for evaluating period-over-period earnings. Adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders should not be considered as alternatives to net income (loss) attributable to ETRN common shareholders, earnings (loss) per diluted share attributable to ETRN common shareholders or any other measure of financial performance presented in accordance with GAAP. Adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders as presented have important limitations as analytical tools because they exclude some, but not all, items that affect net income (loss) attributable to ETRN common shareholders and earnings (loss) per diluted share attributable to ETRN common shareholders, including, as applicable, impairments of long-lived assets and equity method investments, unrealized gain (loss) on derivative instruments, loss on extinguishment of debt, gain on the sale of gathering assets, expenses for the Rager Mountain natural gas storage field incident (Rager Mountain incident), and the related tax impacts of these items, which items affect the comparability of results period to period. Additionally, because these non-GAAP metrics may be defined differently by other companies in ETRN’s industry, ETRN’s definitions of adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. Adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders should not be viewed as indicative of the actual amount of net income (loss) attributable to ETRN common shareholders or actual earnings (loss) of ETRN in any given period.
The table below reconciles adjusted net income attributable to ETRN common shareholders and adjusted earnings per diluted share attributable to ETRN common shareholders with net income (loss) attributable to ETRN common shareholders and earnings (loss) per diluted share attributable to ETRN common shareholders as derived from the statements of consolidated comprehensive income to be included in ETRN’s Annual Report on Form 10-K for the year ended December 31, 2022. Diluted weighted average common shares outstanding assumes dilution for each applicable period.

Reconciliation of Adjusted Net Income Attributable to ETRN Common Shareholders and Adjusted Earnings per Diluted Share Attributable to ETRN Common Shareholders

	Three Months Ended December 31,	Twelve Months Ended December 31,
(Thousands, except per share information)	2022	2022
Net income (loss) attributable to ETRN common shareholders	$65,986	$(327,854)
Add back (deduct):
Impairment of equity method investment	—	583,057
Unrealized gain on derivative instruments	(5,102)	(9,593)
Loss on extinguishment of debt	—	24,937
Gain on sale of gathering assets	—	(3,719)
Rager Mountain incident	8,055	8,055
Tax impact of non-GAAP items(1)	(11,323)	(74,717)
Adjusted net income attributable to ETRN common shareholders	$57,616	$200,166
Diluted weighted average common shares outstanding, assuming dilution	434,347	434,111
Adjusted earnings per diluted share attributable to ETRN common shareholders	$0.13	$0.46
(1)The adjustments were tax effected at ETRN’s federal and state statutory tax rate for each period and account for certain discrete valuation allowance adjustments associated with the impact of nonrecurring items.
Adjusted EBITDA
As used in this news release, Adjusted EBITDA means, as applicable, net income (loss), plus income tax expense (benefit), net interest expense, loss on extinguishment of debt, depreciation, amortization of intangible assets, impairments of long-lived assets and equity method investment, payments on the preferred interest in EQT Energy Supply, LLC (Preferred Interest), non-cash long-term compensation expense, Rager Mountain incident, and less equity income, AFUDC-equity, unrealized gain (loss) on derivative instruments, gain on sale of gathering assets, and adjusted EBITDA attributable to noncontrolling interest.
The table below reconciles adjusted EBITDA with net income (loss) as derived from the statements of consolidated comprehensive income to be included in ETRN's Annual Report on Form 10-K for the year ended December 31, 2022.

Reconciliation of Adjusted EBITDA

	Three Months Ended December 31,	Twelve Months Ended December 31,
(Thousands)	2022	2022
Net income (loss):	$82,163	$(257,138)
Add (deduct):
Income tax (benefit) expense	(1,483)	6,444
Net interest expense	105,010	394,333
Loss on extinguishment of debt	—	24,937
Depreciation	68,923	272,195
Amortization of intangible assets	16,205	64,819
Impairment of equity method investment	—	583,057
Preferred Interest payments	2,746	10,984
Non-cash long-term compensation expense	3,658	15,800
Rager Mountain incident	8,055	8,055
Equity income	(77)	(168)
AFUDC – equity	(150)	(332)
Unrealized gain on derivative instruments	(5,102)	(9,593)
Gain on sale of gathering assets	—	(3,719)
Adjusted EBITDA attributable to noncontrolling interest(1)	(8,690)	(38,283)
Adjusted EBITDA	$271,258	$1,071,391
(1)Reflects adjusted EBITDA attributable to noncontrolling interest associated with the third-party ownership interest in Eureka. Adjusted EBITDA attributable to noncontrolling interest for the three months ended December 31, 2022 was calculated as net income of $1.6 million plus depreciation of $3.1 million, plus amortization of intangible assets of $2.1 million, and plus interest expense of $1.9 million. Adjusted EBITDA attributable to noncontrolling interest for the twelve months ended December 31, 2022 was calculated as net income of $12.2 million, plus depreciation of $12.3 million, plus amortization of intangible assets of $8.4 million, and plus interest expense of $5.4 million.
Free Cash Flow
As used in this news release, free cash flow means net cash provided by operating activities plus principal payments received on the Preferred Interest, and payment of the EQT Cash Option, and less net cash provided by operating activities attributable to noncontrolling interest, dividends paid to Series A Preferred Shareholders, premiums and fees paid on extinguishment of debt, capital expenditures (excluding the noncontrolling interest share (40%) of Eureka capital expenditures), and capital contributions to MVP JV.
Retained Free Cash Flow
As used in this news release, retained free cash flow means free cash flow less dividends paid to common shareholders.
The table below reconciles free cash flow and retained free cash flow with net cash provided by operating activities as derived from the statements of consolidated cash flows to be included in ETRN's Annual Report on Form 10-K for the year ended December 31, 2022.

Reconciliation of Free Cash Flow and Retained Free Cash Flow

	Three Months Ended December 31,	Twelve Months Ended December 31,
(Thousands)	2022	2022
Net cash provided by operating activities	$99,236	$845,775
Add (deduct):
Principal payments received on the Preferred Interest	1,408	5,518
Payment of EQT Cash Option	195,820	195,820
Net cash provided by operating activities attributable to noncontrolling interest(1)	(7,360)	(33,413)
ETRN Series A Preferred Shares dividends(2)	(14,628)	(58,512)
Premiums and fees on debt extinguishment	—	(20,400)
Capital expenditures(3)(4)	(97,013)	(355,309)
Capital contributions to MVP JV	(41,435)	(199,613)
Free cash flow	$136,028	$379,866
Less:
Dividends paid to common shareholders (5)	(64,917)	(259,650)
Retained free cash flow	$71,111	$120,216
(1)Reflects 40% of $18.4 million and $83.5 million, which was Eureka’s standalone net cash provided by operating activities for the three and twelve months ended December 31, 2022, respectively, which represents the noncontrolling interest portion for the three and twelve months ended December 31, 2022, respectively.
(2)Reflects cash dividends paid of $0.4873 per ETRN Series A Perpetual Convertible Preferred Share for the three months ended December 31, 2022 and $1.9492 per ETRN Series A Perpetual Convertible Preferred Share for the twelve months ended December 31, 2022.
(3)Does not reflect amounts related to the noncontrolling interest share of Eureka.
(4)ETRN accrues capital expenditures when the work has been completed but the associated bills have not yet been paid. Accrued capital expenditures are excluded from the statements of consolidated cash flows until they are paid.
(5)Third quarter 2022 dividend of $0.15 per ETRN common share was paid during the fourth quarter 2022.
Adjusted EBITDA, free cash flow and retained free cash flow are non-GAAP supplemental financial measures that management and external users of ETRN's consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies, may use to assess:
•ETRN’s operating performance as compared to other publicly traded companies in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods
•The ability of ETRN’s assets to generate sufficient cash flow to pay dividends to ETRN’s shareholders
•ETRN’s ability to incur and service debt and fund capital expenditures and capital contributions
•The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities
ETRN believes that adjusted EBITDA, free cash flow, and retained free cash flow provide useful information to investors in assessing ETRN's financial condition and results of operations. Adjusted EBITDA, free cash flow, and retained free cash flow should not be considered as alternatives to net income (loss), operating income, or net cash provided by operating activities, as applicable, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA, free cash flow, and retained free cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income (loss), operating income and net cash provided by operating activities. Additionally, because these non-GAAP metrics may be defined differently by other companies in ETRN's industry, ETRN's definitions of adjusted EBITDA, free cash flow, and retained free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. Free cash flow and retained free cash flow should not be viewed as indicative of the actual amount of cash that ETRN has available for dividends or that ETRN plans to distribute and are not intended to be liquidity measures.
ETRN is unable to provide a reconciliation of projected adjusted EBITDA from projected net income (loss), the most comparable financial measure calculated in accordance with GAAP, or a reconciliation of projected free cash flow or retained free cash flow to net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. ETRN has not provided a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP, due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy. Net income (loss) includes the impact of depreciation expense, income tax expense (benefit), the impact of changes in the projected fair value of derivative instruments prior to settlement, potential changes in estimates for certain contract liabilities and unbilled revenues and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, a reconciliation of projected adjusted EBITDA to projected net income (loss) is not available without unreasonable effort.
ETRN is unable to project net cash provided by operating activities because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. ETRN is unable to project these timing differences with any reasonable degree of accuracy to a specific day, three or more months in advance. Therefore, ETRN is unable to provide projected net cash provided by operating activities, or the related reconciliation of each of projected free cash flow and projected retained free cash flow to projected net cash provided by operating activities, without unreasonable effort. ETRN provides a range for the forecasts of net income (loss), adjusted EBITDA, free cash flow and retained free cash flow to allow for the inherent difficulty of predicting certain amounts and the variability in the timing of cash spending and receipts and the impact on the related reconciling items, many of which interplay with each other.
Water EBITDA
As used in this news release, water EBITDA means water operating income (loss) plus, as applicable, depreciation and impairment of long-lived assets of ETRN’s water services business. Water EBITDA is a non-GAAP supplemental financial measure that management and external users of ETRN’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess the impact of ETRN’s water services business on ETRN’s operating performance and ETRN’s ability to incur and service debt and fund capital expenditures. Water EBITDA should not be considered as an alternative to ETRN’s net income (loss), operating income or any other measure of financial performance presented in accordance with GAAP. Water EBITDA has important limitations as an analytical tool because the measure excludes some, but not all, items that affect net income (loss) and operating income. Additionally, because water EBITDA may be defined differently by other companies in ETRN’s industry, the definition of water EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measure. The table below reconciles water EBITDA from ETRN's water operating income as derived from ETRN's statements of consolidated comprehensive income to be included in ETRN's Annual Report on Form 10-K for the year ended December 31, 2022.

ETRN has not provided a reconciliation of projected water EBITDA from projected water operating income (loss), the most comparable measure calculated in accordance with GAAP. ETRN does not allocate certain costs, such as interest expense, to individual assets within its business segments. Therefore, the reconciliation of projected water EBITDA from projected water operating income (loss) is not available without unreasonable effort. ETRN provides a range for the forecast of water EBITDA to allow for the inherent difficulty of predicting certain amounts and the variability in the timing of cash spending and receipts and the impact on the related reconciling items, many of which interplay with each other.
Reconciliation of Water EBITDA

	Three Months Ended December 31,	Twelve Months Ended December 31,
(Thousands)	2022	2022
Water operating income	$11,065	$14,602
Add: Depreciation	5,533	20,016
Water EBITDA	$16,598	$34,618

About Equitrans Midstream Corporation:
Equitrans Midstream Corporation has a premier asset footprint in the Appalachian Basin and, as the parent company of EQM Midstream Partners, is one of the largest natural gas gatherers in the United States. Through its strategically located infrastructure assets in the Marcellus and Utica regions, Equitrans has an operational focus on gas transmission and storage systems, gas gathering systems, and water services that support natural gas development and production across the Basin. With a rich 140-year history in the energy industry, Equitrans was launched as a standalone company in 2018 with a vision to be the premier midstream services provider in North America. While working to meet America's growing need for clean-burning energy, Equitrans is proud of its environmental, social, and governance (ESG) practices, striving every day to preserve and protect the environment, provide an engaging workplace for its employees, support and enrich its local communities, and to deliver sustained value for customers and shareholders.
Visit www.equitransmidstream.com; and to learn more about our ESG practices visit www.equitransmidstream.com/sustainability-reporting/
Analyst inquiries:
Nate Tetlow – Vice President, Corporate Development and Investor Relations
412-553-5834
ntetlow@equitransmidstream.com
Media inquiries:
Natalie Cox – Communications and Corporate Affairs
ncox@equitransmidstream.com
Cautionary Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended (the Exchange Act), and Section 27A of the United States Securities Act of 1933, as amended (the Securities Act), concerning ETRN and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of ETRN, as well as assumptions made by, and information currently available to, such management. Words such as “focused,” “goal,” “guidance,” “scheduled,” “could,” “will,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” “target,” “seek,” “strive,” “continue,” "would," "approximate," or "outlook" and similar expressions are used to identify forward-looking statements. These statements are subject to various risks and uncertainties, many of which are outside ETRN's control. Without limiting the generality of the foregoing, forward-looking statements contained in this communication may include expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of ETRN and its affiliates, including guidance and any changes in such guidance in respect of ETRN’s gathering, transmission and storage and water services revenue and volume, including the anticipated effects associated with the February 2020 Gas Gathering and Compression Agreement (and as subsequently amended) and related documents entered into with EQT Corporation (EQT) and certain affiliates (collectively, the EQT Global GGA); projected revenue (including from firm reservation fees) and volumes, gathering rates, deferred revenues, expenses, and contract liabilities, and the effects on liquidity, leverage, projected revenue, deferred revenue and contract liabilities associated with the EQT Global GGA and the MVP project (including changes in the timing for such project); the ultimate gathering MVC fee relief, and timing thereof, provided to EQT under the EQT Global GGA and related agreements; ETRN’s ability to de-lever and timing thereof; the ultimate financial, business, reputational and/or operational impacts resulting, directly or indirectly, from the Rager Mountain incident; forecasted adjusted EBITDA (and incremental adjusted EBITDA with MVP full in-service), water operating (loss) income, water EBITDA, net (loss) income, free cash flow, retained free cash flow (and usage thereof), leverage ratio, build multiples and deferred revenue; the weighted average contract life of gathering, transmission and storage contracts; infrastructure programs (including the targeted or ultimate timing, cost, capacity and sources of funding with respect to gathering, transmission and storage and water projects); the cost to construct or restore right-of-way for, capacity of, shippers for, timing and durability of regulatory approvals and concluding litigation, final design (including project scope, expansions, extensions or refinements and capital and incremental adjusted EBITDA related therto), ability to contract additional capacity on, mitigate emissions from, targeted in-service dates of, and completion (including potential timing of such completion) of current, planned or in-service projects or assets, in each case as applicable; future bipartisan support for, and the potential timing for, federal energy infrastructure permitting reform legislation favorable to the MVP project to be enacted; the ultimate terms, partner relationships and structure of the MVP JV and ownership interests therein; the impact of changes in assumptions and estimates relating to the potential full in-service timing of the MVP project (as well as changes in such timing) on, among other things, the fair value of the Henry Hub cash bonus payment provision of the EQT Global GGA, gathering rates, the amount of gathering fee relief and the estimated transaction price allocated to ETRN's remaining performance obligations under certain contracts with firm reservation fees and MVCs; ETRN’s ability to identify and complete opportunities to optimize its existing asset base and/or expansion projects in ETRN’s operating areas and in areas that would provide access to new markets; ETRN’s ability to bring, and targeted timing for bringing, in-service the remainder of its mixed-use water systems (and expansions thereto), and realize benefits therefrom in accordance with its strategy for its water services business segment; ETRN’s ability to identify and complete acquisitions and other strategic transactions, including joint ventures, effectively integrate transactions into ETRN’s operations, and achieve synergies, system optionality, accretion and other benefits associated with transactions, including through increased scale; the potential for the MVP project, customer credit ratings changes, defaults, acquisitions, dispositions and financings to impact EQM’s credit ratings and the potential scope of any such impacts; the effect and outcome of contractual disputes, litigation and other proceedings, including regulatory investigations and proceedings; the potential effects of any consolidation of or effected by upstream gas producers, whether in or outside of the Appalachian Basin; the potential for, timing, amount and effect of future issuances or repurchases of ETRN’s securities; the effects of conversion, if at all, of ETRN’s preferred shares; the effects of seasonality; expected cash flows, cash flow profile and MVCs, including those associated with the EQT Global GGA, and the potential impacts thereon of the commission timing (or absence thereof) and cost of the MVP project; projected capital contributions and capital and operating expenditures, including the amount and timing of reimbursable capital expenditures, capital budget and sources of funds for capital expenditures; ETRN’s ability to recoup replacement and related costs; future dividend amounts, timing and rates; statements regarding macroeconomic factors affects on ETRN’s business, including, future commodity prices and takeaway capacity constraints in the Appalachian Basin; future decisions of customers in respect of production growth, curtailing natural gas production, timing of turning wells in line, rig and completion activity and related impacts on ETRN’s business and the effect, if any, on such future decisions should MVP be brought in-service; ETRN’s liquidity and financing position and requirements, including sources, availability and sufficiency; statements regarding future interest rates and/or reference rates and the potential impacts thereof; the ability of ETRN’s subsidiaries (some of which are not wholly owned) to service debt under, and comply with the covenants contained in, their respective credit agreements; the MVP JV’s ability to raise project-level debt, and the anticipated proceeds that ETRN expects to receive therefrom; expectations regarding natural gas and water volumes in ETRN’s areas of operations; ETRN’s ability to achieve anticipated benefits associated with the execution of the EQT Global GGA and other commercial agreements; ETRN’s ability to position itself for a lower carbon economy, achieve, and create value from, its ESG and sustainability targets and aspirations (including targets and aspirations set forth in its climate policy) and respond, and impacts of responding, to increasing stakeholder scrutiny in these areas; the effectiveness of ETRN’s information technology and operational technology systems and practices to detect and defend against evolving cyberattacks on United States critical infrastructure; the effects and associated cost of compliance with of government regulation including any quantification of potential impacts of regulatory matters related to climate change on ETRN; and future tax rates, status and position. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results.

Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. ETRN has based these forward-looking statements on management’s current expectations and assumptions about future events. While ETRN considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, judicial and other risks and uncertainties, many of which are difficult to predict and are beyond ETRN’s control. The risks and uncertainties that may affect the operations, performance and results of ETRN’s business and forward-looking statements include, but are not limited to, those set forth under Part I, "Item 1A. Risk Factors" in ETRN's Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (the SEC), as updated by any risk factors disclosed under Part II, "Item 1A. Risk Factors," of ETRN’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2022, June 30, 2022 and September 30, 2022, each filed with the SEC, the risk factors to be disclosed under Part I, “Item 1A. Risk Factors,” in ETRN’s Annual Report on Form 10-K for the year ended December 31, 2022 to be filed with the SEC, and ETRN's subsequent filings. Any forward-looking statement speaks only as of the date on which such statement is made, and ETRN does not intend to correct or update any forward-looking statement, unless required by securities laws, whether as a result of new information, future events or otherwise. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

EQUITRANS MIDSTREAM CORPORATION
 STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021(1)	2022	2021(1)

	(Thousands, except per share amounts)
Operating revenues	$355,239	$246,672	$1,357,747	$1,317,037
Operating expenses:
Operating and maintenance	53,847	42,175	154,667	153,179
Selling, general and administrative	36,398	32,520	128,472	137,056
Depreciation	68,923	66,450	272,195	270,404
Amortization of intangible assets	16,205	16,205	64,819	64,819
Impairment of long-lived assets	—	—	—	56,178
Total operating expenses	175,373	157,350	620,153	681,636
Operating income	179,866	89,322	737,594	635,401
Equity income	77	3,194	168	17,579
Impairments of equity method investment	—	(1,926,402)	(583,057)	(1,926,402)
Other income (expense), net	5,747	(82,007)	13,871	(47,546)
Loss on early extinguishment of debt	—	—	(24,937)	(41,025)
Net interest expense	(105,010)	(93,763)	(394,333)	(378,650)
Income (loss) before income taxes	80,680	(2,009,656)	(250,694)	(1,740,643)
Income tax (benefit) expense	(1,483)	(407,586)	6,444	(343,353)
Net income (loss)	82,163	(1,602,070)	(257,138)	(1,397,290)
Net income attributable to noncontrolling interests	1,549	4,051	12,204	14,530
Net income (loss) attributable to ETRN	80,614	(1,606,121)	(269,342)	(1,411,820)
Preferred dividends	14,628	14,628	58,512	58,512
Net income (loss) attributable to ETRN common shareholders	$65,986	$(1,620,749)	$(327,854)	$(1,470,332)

Earnings (loss) per share of common stock attributable to ETRN common shareholders - basic	$0.15	$(3.74)	$(0.76)	$(3.40)
Earnings (loss) per share of common stock attributable to ETRN common shareholders - diluted	$0.15	$(3.74)	$(0.76)	$(3.40)

Weighted average common shares outstanding - basic	433,365	433,032	433,341	433,008
Weighted average common shares outstanding - diluted	434,347	433,032	433,341	433,008
(1)In the course of its year-end 2022 process, ETRN identified immaterial corrections in its previously issued consolidated financial statements. ETRN has revised the prior periods presented to reflect these items.  Refer to ETRN’s Annual Report on Form 10-K for the year ended December 31, 2022 to be filed with the SEC for further information.

EQUITRANS MIDSTREAM CORPORATION
GATHERING RESULTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021(4)	2022	2021(4)

FINANCIAL DATA	(Thousands, except per day amounts)
Firm reservation fee revenues(1)	$147,015	$19,600	$562,947	$468,156
Volumetric-based fee revenues	71,280	108,609	327,632	393,897
Total operating revenues	218,295	128,209	890,579	862,053
Operating expenses:
Operating and maintenance	29,223	26,689	101,194	99,387
Selling, general and administrative	22,539	20,921	82,590	93,245
Depreciation	49,106	47,734	195,059	188,633
Amortization of intangible assets	16,205	16,205	64,819	64,819
Total operating expenses	117,073	111,549	443,662	446,084
Operating income	$101,222	$16,660	$446,917	$415,969

Other income (expense), net (2)	$5,103	$(81,911)	$13,312	$(47,804)

OPERATIONAL DATA
Gathered volumes (BBtu per day)
Firm capacity(1)	5,248	5,232	5,211	5,216
Volumetric-based services	2,137	3,068	2,484	3,098
Total gathered volumes	7,385	8,300	7,695	8,314

Capital expenditures(3)	$69,939	$53,098	$265,864	$223,807

(1)Includes revenues and volumes, as applicable, from contracts with MVCs.
(2)Other income (expense), net, includes the unrealized gains (losses) on derivative instruments associated with the Henry Hub cash bonus payment provision and gain on sale of gathering assets.
(3)Includes approximately $2.7 million and $3.5 million of capital expenditures related to noncontrolling interests in Eureka for the three months ended December 31, 2022 and 2021, respectively, and $20.3 million and $14.1 million for the twelve months ended December 31, 2022 and 2021, respectively.
(4)In the course of its year-end 2022 process, ETRN identified immaterial corrections in its previously issued consolidated financial statements. ETRN has revised the prior periods presented to reflect these items.  Refer to ETRN’s Annual Report on Form 10-K for the year ended December 31, 2022 to be filed with the SEC for further information.

EQUITRANS MIDSTREAM CORPORATION
TRANSMISSION RESULTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

FINANCIAL DATA	(Thousands, except per day amounts)
Firm reservation fee revenues	$98,640	$97,084	$370,769	$366,323
Volumetric-based fee revenues	12,447	7,915	33,748	33,879
Total operating revenues	111,087	104,999	404,517	400,202
Operating expenses:
Operating and maintenance	17,456	10,201	33,429	33,883
Selling, general and administrative	11,512	9,576	37,782	36,483
Depreciation	13,907	13,849	55,614	55,310
Total operating expenses	42,875	33,626	126,825	125,676
Operating income	$68,212	$71,373	$277,692	$274,526

Equity income	$77	$3,194	$168	$17,579
Impairments of equity method investment	$—	$(1,926,402)	$(583,057)	$(1,926,402)

OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day)
Firm capacity reservation	3,312	3,058	3,140	2,960
Volumetric-based services	10	16	33	11
Total transmission pipeline throughput	3,322	3,074	3,173	2,971

Average contracted firm transmission reservation commitments (BBtu per day)	4,211	4,305	4,059	4,082

Capital expenditures(1)	$12,977	$8,927	$35,971	$25,977

(1)Transmission capital expenditures do not include aggregate capital contributions made to the MVP JV for the MVP and MVP Southgate projects of approximately $41.4 million and $108.7 million for the three months ended December 31, 2022 and 2021, respectively, and $199.6 million and $287.7 million for the twelve months ended December 31, 2022 and 2021, respectively.

EQUITRANS MIDSTREAM CORPORATION
WATER RESULTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021(2)	2022	2021(2)

FINANCIAL DATA	(Thousands, except MMgal amounts)
Firm reservation fee revenues(1)	$9,375	$1,229	$33,877	$5,063
Volumetric-based fee revenues	16,482	12,235	28,774	49,719
Total operating revenues	25,857	13,464	62,651	54,782
Operating expenses:
Operating and maintenance	7,142	5,220	19,960	19,801
Selling, general and administrative	2,117	2,085	8,073	7,481
Depreciation	5,533	4,493	20,016	25,233
Impairment of long-lived assets	—	—	—	56,178
Total operating expenses	14,792	11,798	48,049	108,693
Operating income (loss)	$11,065	$1,666	$14,602	$(53,911)

OPERATIONAL DATA
Water services volumes (MMgal)
Firm capacity reservation(1)	110	35	433	105
Volumetric-based services	348	178	706	1,015
Total water volumes	458	213	1,139	1,120

Capital expenditures	$17,437	$14,447	$66,569	$34,877

(1)Includes revenues and volumes from contracts with MVCs or Annual Revenue Commitments (ARCs), as applicable.
(2)In the course of its year-end 2022 process, ETRN identified immaterial corrections in its previously issued consolidated financial statements. ETRN has revised the prior periods presented to reflect these items.  Refer to ETRN’s Annual Report on Form 10-K for the year ended December 31, 2022 to be filed with the SEC for further information.

Source: Equitrans Midstream Corporation